PROSPECTUS Dated June 2, 1997                      Pricing Supplement No. 40 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-27919
Dated June 17, 1997                                      Dated January 27, 1998
                                                                 Rule 424(b)(3)
                   Morgan Stanley, Dean Witter, Discover & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
             Euro Floating Rate Senior Bearer Notes Due January 2001
                             -----------------------

     The Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due January 2001) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

     The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

     The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

Principal Amount:              $30,000,000

Maturity Date:                 January 30, 2001; provided that
                               if such day is not a Business Day,
                               the Maturity Date will be the next
                               succeeding day that is a Business
                               Day, and no interest shall accrue
                               for the period from and after the
                               Maturity Date.

Settlement and Issue Date:     February 5, 1998

Interest Accrual Date:         February 5, 1998

Issue Price:                   100%

Specified Currency:            U.S. Dollars

Redemption Percentage
   at Maturity:                100%

Initial Redemption Date:       N/A

Initial Redemption
   Percentage:                 N/A

Annual Redemption
   Percentage Reduction:       N/A

Optional Repayment
   Date(s):                    N/A

Total Amount of OID:           None

Original Yield to Maturity:    N/A

Initial Accrual Period OID:    N/A

Base Rate:                     LIBOR

Spread
   (Plus or Minus):            Plus 0.10% per annum

Spread Multiplier:             N/A

Alternate Rate
   Event Spread:               N/A

Index Currency:                U.S. Dollars

Index Maturity:                6 months

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Interest Payment Dates:        Each January 30 and July 30,
                               commencing July 30, 1998 (each an
                               "Interest Payment Date"); provided
                               that if any such day (other than the
                               Maturity Date) is not a Business Day,
                               such Interest Payment Date will be the
                               next succeeding day that is a Business
                               Day, unless such succeeding Business
                               Day falls in the next succeeding
                               calendar month, in which case such
                               Interest Payment Date will be the
                               immediately preceding day that is a
                               Business Day

Interest Payment Period:       Semi-annually

Initial Interest Rate:         To be determined two London
                               Banking Days prior to the date of
                               issuance based on interpolated LIBOR
                               for the period
Initial Interest
   Reset Date:                 July 30, 1998; provided that if such
                               day is not a Business Day, such Initial
                               Interest Reset Date will be the next
                               succeeding day that is a Business Day,
                               unless such succeeding Business Day
                               falls in the next succeeding calendar
                               month, in which case such Initial
                               Interest Reset Date will be the
                               immediately preceding day that is a
                               Business Day.

Interest Reset Dates:          Each Interest Payment Date

Interest Reset Periods:        The period from and including an
                               Interest Reset Date to but excluding
                               the immediately succeeding Interest
                               Reset Date.

Reporting Service:             Telerate 3750

Agent:                         Morgan Stanley & Co. International
                               Limited

Calculation Agent:             The Chase Manhattan Bank (London
                               Branch)

Paying Agent:                  The Chase Manhattan Bank (London
                               Branch)

Denominations:                 $500,000

Common Code:                   008415641

ISIN:                          XS0084156412

        Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER